FRANKLIN FLOATING RATE TRUST
Independent Auditor's Report

To the Shareholders and Board of Trustees of the Franklin Floating Rate Trust:

We have audited the accompanying statements of assets and Liabilities of the Franklin Floating Rate Trust (the Fund), including the Fund's statement of investments, as of July 31, 1998, and the related statements of operations, changes in net assets, cash flows, and the financial highlights for the period October 10, 1997 (effective date) to July 31,1998. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of July 31, 1998, by correspondence with the custodians. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Franklin Floating Rate Trust as of July 31, 1998, the results of its operations, the changes in its net assets, its cash flows, and its financial highlights for the period October 10, 1997 (effective date) to July 31, 1998, in conformity with generally accepted accounting principles.

PricewaterhouseCoopers LLP

San Francisco, California
September 4, 1998